Exhibit 99.1

DRAFT – NOT FOR RELEASE

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura LeClair Accettella /
AXIS Capital Holdings Limited	Caroline Gentile
info@axiscapital.com	Kekst and Company
(441) 297-9513	(212) 521-4859

AXIS CAPITAL REPORTS NET INCOME OF $166.8 MILLION
FOR FIRST QUARTER 2004

Pembroke, Bermuda, May 3, 2004 – AXIS Capital Holdings Limited (“AXIS Capital”)   (NYSE:  AXS) today reported a 56% increase in net income for the quarter ended March 31, 2004 to $166.8 million, or $1.00 per diluted share, from $107.1 million, or $0.75 per diluted share, for the quarter ended March 31, 2003. This was generated by increased underwriting profits and investment income. Annualized return on shareholders’ equity was 22.9% for the quarter ended March 31, 2004 compared to 21.2% for the quarter ended March 31, 2003.

Net income excluding net realized gains and losses on investments, net of tax, for the quarter ended March 31, 2004 was $157.6 million, or $0.94 per diluted share, compared with $96.0 million, or $0.67 per diluted share, for the quarter ended March 31, 2003. Net income excluding net realized gains and losses on investments, net of tax, is a non-GAAP financial measure. A reconciliation of this measure to net income is presented at the end of this release.

John Charman, President and CEO, commented: “This first quarter of 2004 saw all four of our underwriting segments fully operational for the first time.  Our diversified, global AXIS franchise was able to participate strongly in the important renewal season and all segments reported substantial growth ranging from 23% to 170%.  This geographic and product diversified group of specialty businesses, trading daily as a highly efficient and focused, integrated underwriting machine, has generated an annualized return on average equity of 22.9%.” Mr. Charman continued, “Our diversity of operations, our strong balance sheet, our highly skilled and well regarded underwriting professionals continue to attract quality business and drive long-term real value for our shareholders.”

Gross premiums written for the quarter ended March 31, 2004 were $1,044.1 million compared to $608.6 million for the quarter ended March 31, 2003, an increase of 72%.  Of these premiums written: $300.4 million were derived from global insurance compared to $243.6 million in the corresponding quarter of 2003, an increase of 23%; $429.1 million from global reinsurance compared to $211.5 million in the corresponding quarter of 2003, an increase of 103%;  $148.3 million from U.S. insurance compared to $91.9 million in the corresponding quarter of 2003, an increase of 61%; and $166.3 million from U.S. reinsurance compared to $61.6 million the corresponding quarter of 2003, an increase of 170%.  The increase in our global reinsurance gross premiums written was largely driven by our strategic expansion into continental Europe. The increase in our U.S. insurance and reinsurance gross premiums written was largely driven by greater market penetration and our ability to participate fully in the first quarter’s important renewal season.

For the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003, ceded premiums increased to $144.9 million from $68.4 million and our net premiums written rose to $899.2 million from $540.1 million. Net premiums earned increased to $471.2 million from $302.4 million.  The increase reflects the increase in our gross premiums written over the last twelve months.

For the quarter ended March 31, 2004, net investment income was $31.3 million and realized gains were $10.1 million, compared with $11.4 million in net investment income and $11.2 million in realized gains for the quarter ended March 31, 2003. The increase in net investment income was due to increased invested assets on which we obtained

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

improved investment yields. Cash flow generated from operations was $365.5 million compared with $264.4 million for the quarter ended March 31, 2004.

For the quarter ended March 31, 2004, the Company generated a combined ratio of 72.5%, a loss ratio of 51.5% and an expense ratio of 21.0% compared to 73.1%, 48.4% and 24.7%, respectively, for the quarter ended March 31, 2003. In both of these quarters, there was limited catastrophic loss activity. In addition, our loss ratios benefited by 10.3 percentage points and 3.4 percentage points, respectively, as a result of favorable prior period loss reserve development. Our expense ratio continues to improve as our earned premium base increases.

Our shareholders’ equity increased to $3.0 billion at March 31, 2004. Diluted book value per share at March 31, 2004 was $18.54, compared to $17.48 at December 31, 2003. Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to book value per share is presented at the end of this release.

AXIS Capital will host a conference call on Tuesday, May 4, 2004 at 8:30 AM (Eastern) to discuss the first quarter financial results and related matters. This presentation will be available through an audio webcast accessible through the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to the Company’s financial results for the first quarter is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity in excess of $3.0 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEETS

As at March 31, 2004 and December 31, 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	March 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$802,129	$605,175
Investments at fair market value	3,692,455	3,385,576
(Amortized cost 2004:$3,633,957; 2003:$3,359,102)
Other investments	9,332	—
Accrued interest receivable	30,564	29,530
Net receivable for investments sold	—	3,371
Securities lending collateral	505,186	—
Insurance and reinsurance premium balances receivable	1,019,195	660,530
Deferred acquisition costs	219,113	136,281
Prepaid reinsurance premiums	213,994	164,999
Reinsurance recoverable	190,917	124,899
Intangible assets	24,204	24,579
Other assets	39,899	37,333
Total Assets	$6,746,988	$5,172,273

Liabilities
Reserve for losses and loss expenses	$1,261,094	$992,846
Unearned premiums	1,620,384	1,143,447
Insurance and reinsurance balances payable	193,252	151,381
Accounts payable and accrued expenses	39,456	67,451
Securities lending payable	504,730	—
Net payable for investments purchased	121,509	—
Total Liabilities	3,740,425	2,355,125

Shareholders’ Equity
Share capital
(Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2004; 152,480,904: 2003; 152,474,011)	1,906	1,906
Additional paid-in capital	2,005,425	2,000,731
Accumulated other comprehensive income,net of tax	53,906	25,164
Retained earnings	945,326	789,347
Total Shareholders’ Equity	3,006,563	2,817,148

Total Liabilities & Shareholders’ Equity	$6,746,988	$5,172,273

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters ended March 31, 2004 and 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended March 31,
	2004	2003 (note1)
Revenues
Gross premiums written	$1,044,123	$608,587
Premiums ceded	(144,933)	(68,443)
Change in unearned premiums	(427,942)	(237,717)
Net premiums earned	471,248	302,427

Net investment income	31,259	11,352
Net realized gains	10,097	11,198
Other insurance related income	288	1,106
Total revenues	512,892	326,083

Expenses
Net losses and loss expenses	242,600	146,335
Acquisition costs	56,963	44,251
General and administrative expenses	41,888	30,362
Foreign exchange	1,145	(1,887)
Total expenses	342,596	219,061

Income before income taxes	170,296	107,022
Income tax (expense) recovery	(3,510)	97
Net Income	$166,786	$107,119

Weighted average common shares and common share equivalents - basic	152,480,904	136,381,025

Weighted average common shares and common share equivalents - diluted	167,252,826	142,785,514

Net income per share - basic	$1.09	$0.79

Net income per share - diluted	$1.00	$0.75

Insurance Ratios
Loss ratio	51.5%	48.4%
Expense ratio	21.0%	24.7%
Combined ratio	72.5%	73.1%

Note 1: Acquisition costs and general and administrative costs for 2003 have been reclassified to conform to current year classifications.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from the Company’s expectations.  Important factors that could cause actual events or results to be materially different from the Company’s expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4), failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives (8) a decline in our ratings with Standard & Poor’s and A.M. Best, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, the Company has presented “net income excluding net realized gains and losses on investments, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. The Company has included the first measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate earnings before realized gains and losses, adjusted for tax, to make performance comparisons with the Company’s industry peers. The Company has included the second measure because it takes into account the effect of dilutive securities and, therefore, the Company believes that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the quarters ended March 31, 2004 and 2003

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended March 31,
	2004	2003

Net income	$166,786	$107,119

Adjustment for net realized gains on investments	(10,097)	(11,198)
Adjustment for associated tax impact of net realized gains on investments	953	77

Net income excluding realized gains on investments, net of tax	$157,642	$95,998

Net income per share - diluted	$1.00	$0.75

Adjustment for net realized gains on investments	(0.06)	(0.08)
Adjustment for associated tax impact of net realized gains on investments	0.00	0.00

Net income excluding realized gains on investments, net of tax per diluted share	$0.94	$0.67

Weighted average common shares and common share equivalents - diluted	167,252,826	142,785,514

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at March 31, 2004 and December 31, 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	March 31, 2004	December 31, 2003

Shareholders’ equity	$3,006,563	$2,817,148

Shares outstanding	152,480,904	152,474,011

Book value per share	$19.72	$18.48

Diluted book value on an “as if converted basis”

Shareholders’ equity add in:	$3,006,563	$2,817,148
proceeds on exercise of options	94,885	62,630
proceeds on exercise of warrants	244,814	244,811

Adjusted shareholders’ equity	$3,346,262	$3,124,589

As if converted diluted shares outstanding
Shares outstanding	152,480,904	152,474,011
add in:
vesting of restricted stock	2,430,175	1,884,696
exercise of options	5,766,102	4,695,512
exercise of warrants	19,774,584	19,690,692

Diluted shares outstanding	180,451,765	178,744,911

Diluted book value per share	$18.54	$17.48

In the fourth quarter of 2004, the Company adopted, prospectively, the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation” for all stock-based employee compensation granted, modified or settled after January 1, 2004.

As a result, with respect to unvested restricted stock awards, the amount of deferred compensation is eliminated from share capital and additional paid-in-capital. This charge impacts the calculation of “Book value per share” but has no impact on the calculation of “Diluted book value per share”.